Exhibit 99

News Release

Contact: Peter Tosches | 901.597.8449 |  peter.tosches@servicemaster.com

Mark Barry Announces Retirement as

ServiceMaster Chief Marketing and Strategy Officer

Will remain in advisory role to support company’s growth strategy

MEMPHIS, Tenn. (March 8, 2016) – ServiceMaster Global Holdings, Inc. (NYSE:SERV), a leading provider of essential residential and commercial services, today announced that its chief marketing and strategy officer, Mark J. Barry, has decided to retire from the company, effective March 31.

Barry, who’s been with the company since 2012, has agreed to remain with the company for two years in a consulting role following his retirement. ServiceMaster Chief Executive Officer Rob Gillette said the search for Barry’s replacement will begin immediately. In the interim, Barry’s team will report directly to Gillette.

“I want to thank Mark for his leadership and many contributions during his time at ServiceMaster,” said Gillette. “He drove many of the improvements in our company’s digital, mobile and service capabilities, first as president of American Home Shield and, more recently, as ServiceMaster CMO. The new marketing team structure he introduced last year is working well, and we’re excited about the new capabilities it will create across all of our businesses.

“Mark’s decision creates an opportunity for him to spend more time with his family, while continuing to support our business as a trusted advisor.”

Gillette said Barry will serve in a strategic capacity on a range of growth initiatives, including acquisitions.

“I’m extremely thankful for the opportunity I’ve had at ServiceMaster and pleased that I’ll be staying involved with the business,” said Barry. “Rob has built a strong team that’s aligned for growth and focused on providing the best customer experience possible. The business is well positioned for success.”

About ServiceMaster

ServiceMaster Global Holdings, Inc. (NYSE: SERV) is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned, franchised and licensed locations. The company’s portfolio of well-recognized brands includes American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or facebook.com/ServiceMaster.